SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities
       Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  [ x ]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement   [   ] Confidential, for Use
                                           of the Commission Only
                                           (as permitted by Rule
                                           14a-6(e)(2))
[ x ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c)
       or Rule 14a-12

                          VISKASE COMPANIES, INC.
            ------------------------------------------------
            (Name of Registrant as Specified in Its Charter)


            ------------------------------------------------
               (Name of Person(s) Filing Proxy Statement,
                      if other than the Registrant)

Payment of Filing Fee (Check appropriate box):

[ x ]  No fee required
[   ]  Fee computed on table below per Exchange Act
       Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:

           ----------------------------------------------------------
       2) Aggregate number of securities to which transaction applies:

           ----------------------------------------------------------
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ----------------------------------------------------------
       4)  Proposed maximum aggregate value of transaction:

           ----------------------------------------------------------
       5)  Total fee paid:

           ----------------------------------------------------------

[   ]  Fee paid previously with preliminary materials.
[   ]  Check box if any part of the fee is offset as provided by
       Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

       1)  Amount Previously Paid:

           -----------------------------------------------------
       2)  Form, Schedule or Registration Statement No.:

           -----------------------------------------------------
       3)  Filing Party:

           -----------------------------------------------------
       4)  Date Filed:

           -----------------------------------------------------

                          VISKASE COMPANIES, INC.
                            6855 W. 65th Street
                          Chicago, Illinois 60638

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To Be Held November 15, 2000

To the Stockholders of Viskase Companies, Inc.:

     NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Viskase Companies, Inc., a Delaware corporation ("Viskase" or the "Company"), will be held on Wednesday, November 15, 2000, at 10:00 a.m. local time, at Sidley & Austin, Bank One Plaza, 55th Floor Conference Center, Chicago, Illinois, for the following purposes:

     (1) To elect five (5) directors to serve until the 2001 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified; and

     (2) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The Board of Directors of the Company has set the close of business on September 22, 2000 as the record date (the "Record Date") for the Annual Meeting. Only holders of Viskase's common stock, $.01 par value, at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books of the Company will not be closed following the Record Date. For a period of ten (10) days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination at the Company's offices, during normal business hours, by any Viskase stockholder for any purpose germane to the Annual Meeting.

     It is important that your shares be voted at the Annual Meeting.
Whether or not you plan to attend the Annual Meeting in person, you are urged to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope to ensure that your shares are represented and voted in accordance with your wishes. You may revoke your proxy by following the procedures set forth in the accompanying Proxy Statement. If you so choose, you may still vote in person at the Annual Meeting even though you previously submitted your proxy.

                                          By order of the Board of Directors



                                          Kimberly K. Duttlinger
                                          Vice President, General Counsel
                                           and Secretary


Chicago, Illinois
October 6, 2000

                               VISKASE COMPANIES, INC.
                                 6855 W. 65th Street
                                Chicago, Illinois 60638
                           -------------------------------

                                    PROXY STATEMENT
                           -------------------------------

     This Proxy Statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board of Directors") of Viskase Companies, Inc., a Delaware corporation (the "Company"), for use at the 2000 Annual Meeting of Stockholders of the Company (the "Annual Meeting"). The Annual Meeting will be held on Wednesday, November 15, 2000, at 10:00 a.m. local time, at Sidley & Austin, Bank One Plaza, 55th Floor Conference Center, Chicago, Illinois. This Proxy Statement and the accompanying proxy card will be mailed to the holders of Viskase's common stock, $.01 par value (the "Common Stock"), on or about October 6, 2000.

     Stockholders of the Company represented at the Annual Meeting will consider and vote upon (i) the election of five (5) directors to serve until the 2001 Annual Meeting of Stockholders of the Company or until their respective successors are duly elected and qualified, and (ii) such other business as may properly come before the Annual Meeting.

                                  VOTING RIGHTS AND QUORUM
     The record date set by the Board of Directors for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting was the close of business on September 22, 2000 (the "Record Date"). Only holders of record of Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 15,111,456 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the conduct of business at the Annual Meeting.

     In the election of directors, each share of Common Stock is entitled to cast one vote for each director to be elected; cumulative voting is not permitted. Nominees for director receiving the affirmative vote of a plurality of shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting will be elected as directors. For all matters except the election of directors, each share of Common Stock is entitled to one vote. The affirmative vote of a majority of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for each of the other matters submitted to the stockholders for approval or ratification. A "broker non-vote" is a vote withheld by a broker on a particular matter in accordance with stock exchange rules because the broker has not received instructions from the customer for whose account the shares are held. Abstentions, directions to withhold authority and broker non-votes will be treated as present for determining a quorum. Abstentions, directions to withhold authority and broker non-votes will have no effect on the election of directors. On all other matters, abstentions will have the effect of a negative vote, and broker non-votes will have no effect.



                               PROXY SOLICITATION

     This proxy solicitation is being made by and on behalf of the Board of Directors. The cost of soliciting proxies and preparing the proxy materials will be borne by the Company. The Company has retained the services of Morrow & Co., Inc. ("Morrow") to assist it in soliciting proxies for a fee of approximately $3,500 plus reimbursement of out-of-pocket expenses. The Company will also request securities brokers, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by them and will reimburse them for their reasonable out-of-pocket expenses in forwarding such solicitation material.

     The Board of Directors has selected F. Edward Gustafson and Kimberly K. Duttlinger to act as proxies, with full power of substitution. Unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR the election of the five (5) director nominees listed below. As to any other business which may properly come before the Annual Meeting, the persons designated as proxies on the enclosed proxy card will vote in accordance with their judgment on such matters. Any stockholder executing a proxy may revoke the proxy at any time before it is voted by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. Any stockholder may attend the Annual Meeting and vote in person whether or not the stockholder has previously given a proxy.

                                ELECTION OF DIRECTORS

     Five directors are to be elected at the Annual Meeting. The persons named below have been designated by the Board of Directors as nominees for election as directors for a term expiring at the Annual Meeting of Stockholders in 2001. If any nominee is not available for election at the Annual Meeting, the proxies will be voted for an alternate selected by the Board of Directors (unless authority is withheld), or the Board of Directors may elect not to fill the vacancy and reduce the number of directors. The Board of Directors believes that all of its present nominees will be available for election at the Annual Meeting and will serve if elected.

     Nominees for Directors. The following sets forth information with respect to nominees for election as directors at the Annual Meeting.

     Name                Age            Principal Occupation
     ----                ---            --------------------

Robert N. Dangremond      57     Mr. Dangremond has been a managing
                                 principal with Jay Alix & Associates, a
                                 consulting and accounting firm
                                 specializing in corporate
                                 restructurings and turnaround
                                 activities, since August 1989.  From
                                 June 1998 to December 31, 1999, Mr.
                                 Dangremond served as Restructuring
                                 Officer of Zenith Electronics
                                 Corporation, a manufacturer of
                                 televisions ("Zenith").  From December
                                 1997 to June 1998, Mr. Dangremond held
                                 the position of Chief Financial Officer
                                 of Zenith.  Previously, Mr. Dangremond
                                 held the positions of interim Chief
                                 Executive Officer and President of
                                 Forstmann & Company, Inc.
                                 ("Forstmann"), a producer of clothing
                                 fabrics.  Mr. Dangremond is also a
                                 director of Multigraphics, Inc.
                                 (formerly AM International, Inc.), a
                                 provider of graphics arts and services
                                 ("Multigraphics").  Mr. Dangremond has
                                 served as a director of the Company
                                 since 1993.

                                 Mr. Dangremond's appointments at
                                 Zenith, Forstmann and Multigraphics,
                                 all of which successfully confirmed
                                 plans of reorganization under Chapter
                                 11 of the United States Bankruptcy
                                 Code, were made in connection with
                                 turnaround consulting services provided
                                 by Jay Alix & Associates.

Avram A. Glazer           39     Mr. Glazer has served as the President and
                                 Chief Executive Officer of Zapata
                                 Corporation since March 1995.  From 1985 to
                                 1995, Mr. Glazer served as Vice President of
                                 First Allied Corporation ("First Allied"), an investment company. He is a director of Zapata Corporation and Specialty Equipment
                                 Companies, Inc. ("Specialty"), a food
                                 services equipment manufacturer. He is also a director and Chairman of the Board of Omega Protein Corp. ("Omega"), a marine protein company. Avram A. Glazer is the son of Malcolm I. Glazer. Mr. Glazer has served as a director of the Company since 1998.

     Name                Age            Principal Occupation
     ----                ---            --------------------

Malcolm I. Glazer         72     Mr. Glazer has been a self-employed private
                                 investor, whose diversified portfolio
                                 consists of investments in television
                                 broadcasting, food services equipment,
                                 health care, banking, real estate, stocks, government securities and corporate bonds, for more than the past five (5) years. He is also the owner of the Tampa Bay
                                 Buccaneers, a National Football League
                                 franchise. Mr. Glazer has been President and Chief Executive Officer of First Allied since 1984. He is the Chairman of the Board of Directors of Zapata Corporation. He is also a director of Specialty. Malcolm I.
                                 Glazer is the father of Avram A. Glazer.
                                 Mr. Glazer has served as a director of the Company since 1998.

F. Edward Gustafson       58     Mr. Gustafson has been Chairman of the
                                 Board, President and Chief Executive Officer of the Company since March 1996 and a director of the Company since 1993. Mr.
                                 Gustafson has also been the President and Chief Executive Officer of Viskase
                                 Corporation, a wholly owned subsidiary of the Company, since June 1998. Mr. Gustafson was Executive Vice President and Chief
                                 Operating Officer of the Company from May
                                 1989 to March 1996 and President of Viskase
                                 Corporation from February 1990 to August
                                 1994.  Mr. Gustafson has also served as
                                 Executive Vice President and Chief Operating
                                 Officer of D.P. Kelly & Associates, L.P., a management services and private investment firm, since November 1988.

                                 Mr. Gustafson is Executive Vice President of
                                 Emerald Acquisition Corporation ("Emerald"), the former parent company of Viskase. On August 20, 1993, Emerald filed a petition under Chapter 11 of the United States Bankruptcy Code. In March 1998, the bankruptcy petition was dismissed by the Bankruptcy Court.

Gregory R. Page           49     Mr. Page has been President and Chief
                                 Operating Officer of Cargill, Inc.
                                 ("Cargill"), a multinational trader and
                                 processor of foodstuffs and other
                                 commodities, since June 2000. From May 1998 to June 2000, Mr. Page served as Corporate
                                 Vice President and Sector President of
                                 Cargill.  From August 1995 to May 1998, Mr.
                                 Page served as President of the Red Meat
                                 Group of Cargill. Mr. Page has served as a director of the Company since 1993.

     The Board of Directors recommends a vote FOR the election of each of the nominees listed above, and each proxy will be voted FOR such nominees (unless the stockholder executing such proxy has withheld authority).

                  MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     In fiscal year 1999, the Board of Directors met six times. Also during fiscal year 1999, the Audit Committee met one time and the Compensation and Nominating Committee met one time. Each director participated in at least 75% of the total number of such meetings of the Board of Directors and meetings of committees of the Board of Directors on which he served.

     The Board of Directors has established the following standing committees:

     Audit Committee. The principal responsibilities of the Audit Committee are to review and recommend to the Board of Directors the selection of the Company's independent accountants; to review with the independent accountants the scope and results of the annual audit engagement and the system of internal accounting controls; and to direct and supervise special audit inquiries. The current members of the Audit Committee are Avram A. Glazer, Chairman, and Robert N. Dangremond.

     Compensation and Nominating Committee. The principal responsibilities and authority of the Compensation and Nominating Committee are to review and approve certain matters involving executive compensation; to review and approve grants of stock options and stock appreciation rights under the Company's stock option plan; to review and recommend adoption of or revisions to compensation plans and policies; and to review and make recommendations to the Board of Directors regarding such matters as the size and composition of the Board of Directors, criteria for director nominations, director candidates, including stockholder nominations, and such other related matters as the Board of Directors may request from time to time. The Compensation and Nominating Committee will consider nominees recommended by the Company's stockholders. Any such recommendation should be addressed to: Corporate Secretary, Viskase Companies, Inc., 6855 W. 65th Street, Chicago, Illinois 60638. See "Stockholder Proposals for 2001 Annual Meeting" for procedures with respect to nominations by stockholders. The current members of the Compensation and Nominating Committee are Robert N. Dangremond, Chairman, and Gregory R. Page.

     Interested Person Transaction Committee. The principal responsibilities of the Interested Person Transaction Committee are to review and evaluate any transaction with an "Interested Person" (as defined in the Company's Amended and Restated By-Laws) and make a recommendation as to what action, if any, should be taken by the Board of Directors with respect to such transaction. The current members of the Interested Person Transaction Committee are Robert
N. Dangremond, Chairman, and Gregory R. Page.

     The Board of Directors may from time to time establish other committees to assist it in the discharge of its responsibilities.

                              SECURITY OWNERSHIP
     The following table sets forth the beneficial ownership of Common Stock as of September 15, 2000 of (a) each person or group of persons known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (b) each director and nominee for director of the Company, (c) each executive officer of the Company listed in the Summary Compensation Table below, and (d) all executive officers and directors of the Company as a group. All information is taken from or based upon ownership filings made by such persons with the Securities and Exchange Commission or upon information provided by such persons to the Company.

     Name and Address of              Number of Shares             Percent
       Beneficial Owner            Beneficially Owned (1)       of Class (1)
     -------------------           ----------------------       ------------

     Malcolm I. Glazer...............     5,907,737 (2)            39.09%
     1482 South Ocean Boulevard
     Palm Beach, Florida 33480

     Zapata Corporation..............     5,877,304                38.89%
     100 Meridian Centre, Suite 350
     Rochester, New York 14618

     Donald P. Kelly.................     2,070,287 (3)            13.70%
     701 Harger Road, Suite 190
     Oak Brook, Illinois 60523

     Katana Fund LLC.................     1,996,052 (4)            13.21%
     Katana Capital Advisors LLC
     1859 San Leandro Lane
     Santa Barbara, California 93108

     F. Edward Gustafson.............     1,857,897 (3)(5)(6)      12.22%
     6855 W. 65th Street
     Chicago, Illinois 60638

     Volk Enterprises, Inc...........     1,300,000                 8.60%
     618 S. Kilroy
     Turlock, California 95380

     Robert N. Dangremond............        43,606 (7)                 *

     Gordon S. Donovan...............        74,260 (6)(8)              *

     Avram A. Glazer.................        31,244 (9)                 *

     Gregory R. Page.................        33,150 (7)                 *

     All directors and executive
     officers of the Company as a
     group (7 persons)...............     7,967,200 (10)           52.15%

--------------------------------
*     Less than 1%.

(1) Beneficial ownership is calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder. Accordingly, the "Number of Shares Beneficially Owned" and the "Percent of Class" shown for each person listed in the table are based on the assumption that stock options which are exercisable currently or within 60 days of September 15, 2000, held by such person, have been exercised. Unless otherwise indicated, the persons listed in the table have sole voting and investment power over those securities listed for such person.

(2) The ownership indicated includes 2,000 shares subject to stock options owned by Mr. Glazer. The ownership indicated also includes 5,877,304 shares owned by Zapata Corporation ("Zapata"), which shares may be deemed to be beneficially owned by Mr. Glazer because Mr. Glazer is the Chairman of the Board of Zapata and may be deemed to be a controlling stockholder of Zapata. Mr. Glazer disclaims beneficial ownership of such shares.

(3) The ownership indicated includes 70,287 shares owned by D.P. Kelly & Associates, L.P. ("DPK"), of which Mr. Kelly and Mr. Gustafson are principals and officers. The general partner of DPK is C&G Management Company, Inc. ("C&G Management"), which is owned by Mr. Kelly and Mr. Gustafson. The ownership indicated also includes 1,300,000 shares owned by Volk Enterprises, Inc. ("Volk"). Volk is controlled by Volk Holdings L.P., whose general partner is Wexford Partners I L.P. ("Wexford Partners"). The general partner of Wexford Partners is Wexford Corporation, which is owned by Mr. Kelly and Mr. Gustafson. Mr. Kelly and Mr. Gustafson share voting and investment power over the shares owned by DPK and Volk. However, Mr. Kelly and Mr. Gustafson each disclaim beneficial ownership of shares owned by DPK and Volk except to the extent of their respective pecuniary interest in such entities.

(4) Katana Capital Advisors LLC manages the Katana Fund LLC and therefore is deemed to indirectly own the shares owned by the Katana Fund LLC.

(5) The ownership indicated includes 86,667 shares subject to stock options owned by Mr. Gustafson. The ownership indicated also includes 70,619 shares owned by Mr. Gustafson's spouse. Mr. Gustafson does not have or share voting or investment power over the shares owned by his spouse and disclaims beneficial ownership of such shares.

(6) The ownership indicated also includes 193,000 and 2,998 shares acquired by Messrs. Gustafson and Donovan, respectively, pursuant to the Viskase Companies, Inc. Parallel Non-Qualified Savings Plan (the "Non-Qualified Plan").

(7) The ownership indicated includes 6,000 shares subject to stock options owned by each of Messrs. Dangremond and Page.

(8) The ownership indicated includes 45,000 shares subject to stock options owned by Mr. Donovan, 8,000 shares held by Mr. Donovan as trustee for the benefit of his spouse, with whom Mr. Donovan shares voting and investment power over such shares and 1,000 shares owned by Mr. Donovan's spouse. Mr. Donovan does not have or share voting power over the 1,000 shares owned by his spouse. Mr. Donovan disclaims beneficial ownership of the shares held by him as trustee and the shares owned by his spouse.

(9) The ownership indicated includes 2,000 shares subject to stock options owned by Mr. Glazer.

(10)  See Footnotes (2), (3), (5), (6), (7), (8) and (9).

              SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who beneficially own more than 10% of the Company's outstanding Common Stock to file reports of ownership and changes in ownership of Common Stock with the Securities and Exchange Commission, NASDAQ and the Company. Based upon a review of relevant filings and written representations from the Company's officers, directors, and persons who own more than 10% of the Company's Common Stock, the Company believes that all required filings by such persons with respect to the year ended December 31, 1999 have been made on a timely basis.

                 COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS Compensation of Directors. Each director who is not an officer of the
Company received an annual retainer of $20,000 in 1999 and a fee of $1,000 for each attended meeting of the Board of Directors. Chairmen of committees (other than the Interested Person Transaction Committee) of the Board of Directors received an annual retainer of $1,500 in 1999. Directors also received a fee for each attended meeting of a committee of the Board of Directors (other than the Interested Person Transaction Committee) of $1,000 ($500 in the case of committee meetings occurring immediately before or after meetings of the full Board of Directors). Members of the Interested Person Transaction Committee did not receive a fee in 1999. Directors who are officers of the Company do not receive compensation in their capacity as directors. Pursuant to Viskase Companies, Inc. 1993 Stock Option Plan, as amended and restated, on the date of the 1999 Annual Meeting of Stockholders, non-employee directors were granted a stock option to purchase 1,000 shares of Common Stock at an option exercise price equal to the fair market value of the Common Stock on the date of grant. Pursuant to the Non-Employee Directors' Compensation Plan, non-employee directors may elect to receive their director fees in the form of shares of Common Stock. The number of shares received is based on the average of the closing bid and asked price of the Common Stock on the business day preceding the date the Common Stock is issued.

     Compensation Committee Interlocks and Insider Participation. The Compensation and Nominating Committee of the Board of Directors consists of Messrs. Dangremond and Page, each of whom is a non-employee director of the Company. Mr. Page is the President and Chief Operating Officer of Cargill, Inc. In fiscal year 1999, Viskase Corporation, a wholly owned subsidiary of the Company, had sales of $32,577,000 made in the ordinary course to Cargill, Inc. and its affiliates.

     Summary of Cash and Certain Other Compensation of Executive Officers. The Summary Compensation Table below provides certain summary information concerning compensation by the Company for 1999, 1998 and 1997 for services rendered by the Company's Chief Executive Officer and each of the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 in 1999.

                         SUMMARY COMPENSATION TABLE

                                                                       Long-Term
                          Annual Compensation                    Compensation Awards
                         -----------------------                 --------------------
                                                  Other Annual   Restricted               All Other
  Name and                      Salary     Bonus  Compensation  Stock Award  Options     Compensation
Principal Position       Year     ($)       ($)       ($)           ($)        (#)         ($)
------------------       ----   ------     -----  ------------  -----------  -------     ------------
F. Edward Gustafson      1999   492,000        --       --          --       175,000 (1)   18,479 (2)
Chairman of the Board,   1998   470,000   117,500       --          --       350,000 (3)   18,570
President and Chief      1997   465,231        --   48,786 (4)      --            --       18,517
Executive Officer

Gordon S. Donovan        1999   167,044        --   19,302 (5)      --            --        7,535 (6)
Vice President, Chief    1998   157,000    32,742    4,483          --        36,000 (7)    9,567
Financial Officer,       1997   150,542    31,400    4,804          --            --        7,254
Treasurer and Assistant
     Secretary

-----------------------

(1) In 1999, Mr. Gustafson was granted a stock option to purchase up to 175,000 shares of Common Stock depending on the financial performance of the Company based on earnings before interest, taxes, depreciation and amortization ("EBITDA") for fiscal year 1999. No part of this stock option became exercisable and it expired by its terms. See the "Option/SAR Grants in Last Fiscal Year" Table.

(2) Includes $194 paid for group life insurance, $4,385 contributed to the Viskase SAVE Plan and $13,900 contributed to the Viskase Companies, Inc. Parallel Non-Qualified Savings Plan.

(3) In March 1998, Mr. Gustafson was granted a stock option to purchase up to 175,000 shares of Common Stock depending on the financial performance of the Company based on EBITDA for fiscal year 1998. In November 1998, this stock option was replaced with a stock option to purchase up to 175,000 shares of Common Stock upon the same terms and conditions of the original grant other than the exercise price and a revised EBITDA performance level in part to reflect the divestiture of certain business operations. Based on the Company's EBITDA for fiscal year 1998, a portion (i.e., 50,000 shares of Common Stock) of this stock option will vest in three equal annual installments commencing March 27, 2000.

(4) Pursuant to his Amended and Restated Employment Agreement, effective March 27, 1996 (the "Employment Agreement"), in 1997, Mr. Gustafson received a cash payment of $30,000 in lieu of a Company automobile.

(5)  Includes an automobile allowance of $6,600.

(6) Includes $43 paid for group life insurance, $5,494 contributed to the Viskase SAVE Plan and $1,998 contributed to the Viskase Companies, Inc. Parallel Non-Qualified Savings Plan.

(7) In January 1998, Mr. Donovan was granted a stock option to purchase 18,000 shares of Common Stock contingent upon the Company's financial performance based on the Company's EBITDA for fiscal year 1998. In November 1998, this stock option was replaced with a new stock option to purchase the same number of shares upon the same terms and conditions other than the exercise price. In addition, the new stock option granted was not contingent upon the financial performance of the Company.

     Stock Option Grants. The following table provides information concerning stock options granted to the persons named in the Summary Compensation Table during the fiscal year ended December 31, 1999. No stock appreciation rights have been granted.

                             Option/SAR Grants in Last Fiscal Year

                                       Percent of
                           Number of      Total                                       Potential Realizable
                          Securities     Options                                    Value at Assumed Annual
                          Underlying    Granted to    Exercise                        Rates of Stock Price
                            Options     Employees     or Base                       Appreciation for Option
                            Granted     in Fiscal       Price     Expiration                Term (2)
                                                                                    -----------------------
        Name                 (#)(1)        Year       ($/Share)      Date           5% ($)          10% ($)
-----------------------   ----------   ----------     ---------   ----------      --------     ------------
F. Edward Gustafson (3)     175,000        100%         $3.625      2/03/09       $398,955     $1,011,030

(1)  Stock options are granted under the Viskase Companies, Inc. 1993
     Stock Option Plan, as amended and restated (the "Stock Option Plan"). Stock options generally become exercisable on a cumulative basis in annual increments of one-third of the optioned shares, commencing on the first anniversary of the grant date. Upon a "Change of Control" of the Company, as defined in the Stock Option Plan, all outstanding stock options become immediately exercisable.

(2) The potential realizable value is based on the term of the stock option at the date of grant (ten (10) years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term, and that the stock option is exercised and sold on the last day of the stock option term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and on the sale of shares of Common Stock acquired upon exercise are dependent on the future performance the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Mr. Gustafson's stock option was granted pursuant to his Employment Agreement. See "Employment Agreements and Change-in-Control Arrangements." Mr. Gustafson's stock option is subject to and governed by the Stock Option Plan. Mr. Gustafson was granted a stock option to purchase up to 175,000 shares of Common Stock depending on the financial performance of the Company based on EBITDA for fiscal year 1999.
     No portion of this stock option became exercisable and it expired pursuant to its terms.

     Stock Option Exercises and Holdings. The following table provides information concerning the exercise of stock options during the fiscal year ended December 31, 1999 and the fiscal year-end value of stock options with respect to each of the persons named in the Summary Compensation Table.

     Aggregated Option/SAR Exercises in 1999 and December 31, 1999 Option Values

                                                       Number of
                                                       Securities            Value of
                                                       Underlying           Unexercised
                                                       Unexercised          In-the-Money
                              Shares                   Options at            Options at
                             Acquired       Value      12/31/99 (#)         12/31/99 ($)
                           on Exercise    Realized     Exercisable/          Exercisable/
          Name               (#)             ($)      Unexercisable         Unexercisable
------------------------   -----------    --------    -------------         -------------
F. Edward Gustafson.....     --              --      79,334 / 61,666            0 / 0
Gordon S. Donovan.......     --              --      45,000 / 12,000            0 / 0

     Pension Plan Table. The following table sets forth estimated annual benefits payable upon retirement under the Retirement Program for Employees of Viskase Corporation (the "Retirement Plan") to employees of the Company and its wholly owned subsidiary, Viskase Corporation, in specified remuneration and years of service classifications.

                                  Pension Plan Table

   Assumed Final
   Average Annual     Annual Benefits for Years of Service Indicated (2)
     Salary (1)      15           20           25           30          35
-----------------  ------      -------       -------      -------     -------
   100,000         18,000       24,000        30,000       36,000      42,000
   150,000         27,000       36,000        45,000       54,000      63,000
   200,000         36,000       48,000        60,000       72,000      84,000
   250,000         45,000       60,000        75,000       90,000     105,000
   300,000         54,000       72,000        90,000      108,000     126,000
   350,000         63,000       84,000       105,000      126,000     147,000
   400,000         72,000       96,000       120,000      144,000     168,000
   450,000         81,000      108,000       135,000      162,000     189,000
   500,000         90,000      120,000       150,000      180,000     210,000

(1) Annual benefits payable under the Retirement Program are calculated based on the participant's average base salary for the consecutive thirty-six
     (36) month period immediately prior to retirement.

(2) The annual benefits payable are based on straight-life annuity basis at normal retirement age. The benefits reported in this table are not subject to any reduction for benefits paid by other sources, including Social Security. As of December 31, 1999, Messrs. Gustafson and Donovan are credited with 10 and 12 years of service, respectively.

            Employment Agreements and Change-in-Control Arrangements

     Employment Agreement with F. Edward Gustafson. On March 27, 1996, the Company entered into an Employment Agreement with Mr. F. Edward Gustafson. The Employment Agreement was amended and restated during 1997 (the "Employment Agreement"). Pursuant to the Employment Agreement, Mr. Gustafson has agreed to serve as Chairman of the Board, President and Chief Executive Officer of the Company, and the Company has agreed to use its best efforts to cause Mr. Gustafson to be elected as a director of the Company, during the term of the Agreement. The initial term of the Employment Agreement is three (3) years, provided, however, that on March 26, 1997 and each subsequent anniversary thereof, the term of the Employment Agreement will be automatically extended for a period of one (1) year unless the Company or Mr. Gustafson gives written notice to the other at least thirty (30) days prior to the anniversary date that the term shall not be so extended.

     Under the Employment Agreement, Mr. Gustafson will receive an initial annual base salary of at least $450,000 and $30,000 per year in lieu of a Company-provided automobile. Mr. Gustafson's base salary will be increased by the Compensation and Nominating Committee of the Board of Directors each year in a manner consistent with increases in base salary for other senior officers of the Company. In addition, the Employment Agreement provides that with respect to the fiscal year ended December 25, 1997, Mr. Gustafson would be eligible to receive a bonus based on a percentage of his base salary depending on the Company's performance based on EBITDA. Mr. Gustafson will be eligible to receive an annual bonus for future fiscal years of the Company based on such financial performance or other performance-related criteria as established by the Compensation and Nominating Committee after consultation with Mr. Gustafson. For information concerning actual bonuses earned by Mr. Gustafson, see the "Summary Compensation Table." Mr. Gustafson is also entitled to participate in any employee benefit plans in effect for, and to receive other fringe benefits provided to, other executive officers.

     Pursuant to and upon execution of the Employment Agreement, Mr. Gustafson was granted two (2) stock options, each to purchase 35,000 shares of Common Stock. One (1) stock option becomes exercisable in cumulative annual increments of one-third commencing on the first anniversary of the date of grant. The other stock option becomes exercisable in cumulative annual increments of one-third commencing on the second anniversary of the date of grant. In addition, Mr. Gustafson was granted a stock option to purchase up to 75,000 shares of Common Stock depending on the financial performance of the Company based on EBITDA for fiscal year 1996. The Company did not achieve the minimum goal for EBITDA. Therefore, no portion of this stock option became exercisable or will become exercisable in the future. Lastly, Mr. Gustafson was granted 35,000 restricted shares of Common Stock which could not be transferred, and were subject to forfeiture, until March 27, 1999.

     If Mr. Gustafson's employment is terminated by the Company for Cause, as defined in the Employment Agreement, or by Mr. Gustafson other than for Good Reason or Disability, as defined in the Employment Agreement, Mr. Gustafson will be paid all Accrued Compensation, as defined in the Employment Agreement, through the date of termination of employment. If Mr. Gustafson's employment with the Company is terminated by the Company for any reason other than for Cause, death or Disability, or by Mr. Gustafson for Good Reason, (i) Mr. Gustafson will be paid all Accrued Compensation plus 300% of his base salary (or 200% in the event that D.P. Kelly & Associates, L.P., or a company in which D.P. Kelly & Associates, L.P. has a substantial interest, is the beneficial owner of the Company following a Change of Control) and the prorated amount of annual bonus that would have been payable to Mr. Gustafson with respect to the fiscal year in which Mr. Gustafson's employment is terminated, provided that the performance targets have been actually achieved as of the date of termination (unless such termination of employment follows a Change in Control, as defined in the Agreement, in which case Mr. Gustafson will receive a bonus equal to 50% of his base salary regardless of the Company's performance), (ii) Mr. Gustafson will continue to receive life insurance, medical, dental and hospitalization benefits for a period of twenty-four (24) months following termination of employment, and (iii) all outstanding stock options and restricted shares of Common Stock will become immediately exercisable, vested and nonforfeitable.

     Pursuant to the Employment Agreement, Mr. Gustafson is generally prohibited during the term of the Agreement, and for a period of two (2) years thereafter, from competing with the Company, soliciting any customer of the Company or inducing or attempting to persuade any employee of the Company to terminate his or her employment with the Company in order to enter into competitive employment. For purposes of the Employment Agreement, the Company includes Viskase Companies, Inc. and any of its subsidiaries over which Mr. Gustafson exercised, directly or indirectly, any supervisory, management, fiscal or operating control during the term of the Employment Agreement.

     Severance Pay Policies. Mr. Donovan is eligible for severance benefits as set forth in the Corporate Office Severance Pay Policy (the "Corporate Pay Policy") upon a Change of Control (as defined in the Corporate Pay Policy) or corporate office consolidation or elimination and the occurrence of one of the following events (an "Event"): (i) involuntary separation of employment from the Company for any reason other than death, disability or willful misconduct,
(ii) voluntary separation of employment from the Company (a) following a reduction in base compensation or incentive bonus opportunity from that in effect on the day immediately before the effective date of a Change in Control, or office consolidation or elimination, or (b) following a reduction in the person's principal responsibilities from those in effect on the day immediately before the effective date of a Change in Control, or office consolidation or elimination. Upon the occurrence of an Event and subject to the Company obtaining a general release, Mr. Donovan would receive severance pay equal to the equivalent to twenty-four (24) months' salary (at the highest annual rate in effect during the three-year period prior to separation of employment) plus a target bonus under the Management Incentive Plan in effect at the time of separation. In addition, Mr. Donovan would continue to receive medical, life and dental insurance benefits in effect at the time of separation of employment for a period of time following such separation depending on form of payment of the severance pay elected (e.g., lump sum or installment) and whether he is covered by another employer's plan. The Corporate Pay Policy may be amended or terminated at any time by the Company except that in the event that a Change in Control or elimination or consolidation of all of part of the corporate office occurs during the term of the Corporate Pay Policy, the Corporate Pay Policy will be automatically extended for a period of twenty-four (24) months following the effective date of the Change in Control or office consolidation or elimination.

     In addition, Mr. Donovan is eligible for severance benefits as set forth in the Viskase Corporation Severance Pay Policy (the "Viskase Pay Policy"). The Viskase Pay Policy is substantially similar to the Corporate Pay Policy except that it applies only to a Change of Control (as defined in the Viskase Pay Policy) and not an office consolidation or elimination. Any benefits received by Mr. Donovan under either policy would be credited against benefits payable under the other policy.

                     REPORT OF THE COMPENSATION AND NOMINATING
                         COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation and Nominating Committee (the "Committee") of the Board of Directors of the Company is composed of two (2) directors, neither of whom is an officer or employee of the Company, its subsidiaries or affiliates.

General Policy

     The Company's compensation program is intended to promote the interests of the Company by attracting and retaining highly qualified key employees and providing such key employees with incentives and rewards to encourage superior performance and continued employment with the Company. During fiscal year 1999, the Company's compensation program consisted of two (2) components:
base salary and annual bonus.

Base Salary

     The base salaries of the Company's executive officers are reviewed and, if appropriate, adjusted on an annual basis. The base salaries of executive officers, other than the Chief Executive Officer, are determined by the Chief Executive Officer after consultation with the Vice President, Administration of Viskase Corporation, a wholly owned subsidiary of the Company. In connection with the worldwide restructuring of the Company in 1998, the corporate office was eliminated and employees at the corporate office were relocated to the offices of Viskase Corporation. In connection with such move, annual salary increases for corporate office employees, including Mr. Donovan, were postponed from October 1998 to January 1999 to conform to the date of annual salary increases of employees of Viskase Corporation. Accordingly, Mr. Donovan received a salary increase on January 1, 1999, which consisted of a merit increase generally comparable to other management employees of the Company and Viskase Corporation and an increase to compensate Mr. Donovan for the delay in his salary increase.

Annual Bonus

     In 1999 executive officers of the Company (other than Mr. Gustafson) participated in the Management Incentive Plan ("MIP") pursuant to which they were granted an annual bonus based primarily on the financial performance of the Company and secondarily on personal performance. At the beginning of the 1999 fiscal year, the Committee, based on the recommendation of the Chief Executive Officer of the Company, established minimum, target and maximum financial performance goals with respect to the Company's EBITDA and bonus opportunity, stated as a percentage of base salary, that each executive could earn under the MIP. The Company did not achieve its minimum goal for fiscal year 1999. In addition, the Committee determined that no portion of any participants' personal performance goals had been met. Accordingly, none of the participants (other than Brazilian participants) in the MIP, including Mr. Donovan, received a bonus for fiscal year 1999.

Chief Executive Officer Compensation

     Mr. Gustafson serves as President, Chief Executive Officer and Chairman of the Board of the Company pursuant to his Employment Agreement with the Company. For a description of the terms and conditions of the Employment Agreement, see "Employment Agreements and Change-in-Control Arrangements."
Mr. Gustafson received a salary increase in 1999 generally comparable to other management employees of the Company and Viskase Corporation. At the beginning of fiscal year 1999, pursuant to Mr. Gustafson's Employment Agreement, the Committee established financial performance goals with respect to the Company's EBITDA for fiscal year 1999 and Mr. Gustafson's bonus opportunity, stated as a percentage of his base salary for each of such goals. Based upon the Company's EBITDA for fiscal year 1999, Mr. Gustafson did not receive any bonus. Lastly, pursuant to his Employment Contract, the Compensation Committee granted to Mr. Gustafson under the Stock Option Plan, a stock option to purchase up to 175,000 shares of Common Stock depending on the financial performance of the Company based on EBITDA for fiscal year 1999. No portion of this stock option became exercisable and it expired pursuant to its terms.

Policy Regarding Section 162(m)

     The Company has not adopted a policy regarding the $1 million limitation on the deductibility of certain executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. The current compensation of the Company's executive officers falls significantly below the $1 million deduction limit.

                                    Compensation and Nominating Committee


                                    Robert N. Dangremond (Chairman)
                                    Gregory R. Page

                             PERFORMANCE GRAPH

     Set forth below is a graph comparing the annual change in the cumulative total stockholder return of the Common Stock against the cumulative total return of the NASDAQ Non-Financial Services Index and a peer group of plastic film manufacturing or food packaging companies consisting of A.E.P. Industries, Inc., Atlantis Group, Inc., Ball Corporation, Bemis Company, Inc., Carlisle Plastics Inc. (through September 9, 1996), Liqui-Box Corp., Sealed Air Corp. and Sealright Co., Inc. for the period indicated. The graph assumes an investment of $100 on December 31, 1994 and the reinvestment of dividends and other distributions to stockholders.


                              CUMULATIVE TOTAL RETURN
           BASED ON REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1994

          Dec. '94    Dec. '95    Dec. '96    Dec. '97    Dec. '98    Dec. '99

Viskase Companies, Inc.    $ 100    $  85    $ 136    $ 170    $ 103    $  68
NASDAQ Non-Financial
 Companies Index           $ 100    $ 139    $ 169    $ 198    $ 290    $ 559
Peer Group Index           $ 100    $ 110    $ 152    $ 198    $ 182    $ 179


                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In fiscal year 1999, Viskase Corporation, a wholly owned subsidiary of the Company, had sales of $32,577,000 to Cargill, Inc. and its affiliates, which sales were made in the ordinary course of business. Gregory R. Page, President and Chief Operating Officer of Cargill, Inc., is a director of the Company.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2000. A representative of PricewaterhouseCoopers LLP is expected to attend the meeting and will have an opportunity to make a statement and respond to appropriate questions from stockholders.

               STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     The Company intends to hold its 2001 Annual Meeting of Stockholders in May 2001. Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual stockholder meetings, consistent with rules adopted by the Securities and Exchange Commission. Stockholders are encouraged to submit such proposals to the Company not later than December 31, 2000 to be considered for inclusion in the proxy statement and form of proxy relating to the 2001 Annual Meeting of Stockholders. Any such proposals should be addressed to: Viskase Companies, Inc., 6855 W. 65th Street, Chicago, Illinois 60638, Attn: Corporate Secretary.

     In addition, the Amended and Restated By-Laws of the Company (the "By-Laws") provide that any stockholder of record wishing to nominate a person for election as director or to bring any other business before an annual meeting of stockholders must provide to the Secretary of Viskase notice of such nomination or other business to be brought, in the proper written form specified in the By-Laws, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders, provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. Any stockholder desiring a copy of the By-Laws will be furnished one without charge upon request to the Corporate Secretary.

                   1999 ANNUAL REPORT ON FORM 10-K

     A copy of the Company's 1999 Annual Report on Form 10-K (the "Form 10-K"), as filed with the Securities and Exchange Commission, is included as part of the Company's 1999 Annual Report which accompanies this Proxy Statement. Additional copies of the Form 10-K are available to stockholders without charge on request in writing to the following address: Viskase Companies, Inc., 6855 W. 65th Street, Chicago, Illinois 60638, Attention:
Corporate Secretary.

                                            VISKASE COMPANIES, INC.

Chicago, Illinois
October 6, 2000



                                 PROXY

                        VISKASE COMPANIES, INC.

                           6855 W. 65th Street
                         Chicago, Illinois 60638

                  Proxy Solicited by the Board of Directors
                   for the Annual Meeting of Stockholders
                             November 15, 2000

F. Edward Gustafson and Kimberly K. Duttlinger, or either of them individually, and each of them with power of substitution, are hereby appointed Proxies of the undersigned to vote all shares of Common Stock of Viskase Companies, Inc. owned on the record date by the undersigned at the Annual Meeting of Stockholders to be held on November 15, 2000, or any adjournments or postponements thereof, upon such business as may properly come before the meeting, including the items on the reverse side of this form as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, dated
October 6, 2000.  THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE.
IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

(Shares cannot be voted unless this Proxy Card is signed and returned, or other specific arrangements are made to have the shares represented at the meeting.)

/SEE REVERSE/    CONTINUED AND TO BE SIGNED ON    /SEE REVERSE/
/   SIDE    /            REVERSE SIDE             /   SIDE    /






/X/ Please mark your
    votes as in this
    example.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.  IF
    NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

   1.  Election of Directors.
       Nominees:  Robert N. Dangremond, Avram A. Glazer,
       Malcolm I. Glazer, F. Edward Gustafson,
       Gregory R. Page

              /   /   FOR       /  /  WITHHELD
                      ALL             FROM ALL
                   NOMINEES           NOMINEES

       /  /
            ----------------------------------------
            For, except vote WITHHELD for the nominee(s)
            noted on the line above.                          MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   /  /

                                                              PLEASE SIGN AND DATE AND RETURN IN ENCLOSED ENVELOPE.

                                                              Please sign exactly as your name appears. If acting as
                                                              attorney, executor, trustee or in representative capacity, sign name and indicate title. Joint owners should each
                                                              sign personally.

Signature:                               Date:                Signature:                          Date:
          ------------------------------      --------                   -----------------------        ------------